Exhibit 10.11

MUTUAL SETTLEMENT AND RELEASE AGREEMENT

THIS MUTUAL SETTLEMENT AND RELEASE AGREEMENT (“Settlement Agreement”) is entered into as of December 11, 2024 (the “Effective Date”) by and between KM JS ADVISORS, LLC, an Illinois limited liability company, (“KMJS”), and VCV DIGITAL GROUP, LLC, a Delaware limited liability company, VCV DIGITAL INFRASTRUCTURE ALPHA, LLC n/k/a TIGER CLOUD, LLC, a Delaware limited liability company, BPV POWER ALPHA, LLC, a Delaware limited liability company, BV POWER ALPHA, LLC, a Delaware limited liability company, and JERRY TANG a/k/a YUAN TANG, an individual, (hereinafter collectively referred to as the “VCV Defendants”). KMJS and the VCV Defendants are referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, On July 1, 2021, KMJS and the VCV Defendants entered into a certain agreement entitled the “RE: Partnership Agreement” (hereinafter, the “Partnership Agreement”). Pursuant to the terms of the Partnership Agreement, the VCV Defendants granted KMJS a Five Percent (5.00%) profit share (the “Profit Share”) from the project specific entity of the South Carolina site tied to the Electronic Service Agreement (the “ESA”) entered into between Lockhart Power Company and the VCV Defendants. Additionally, the Partnership Agreement provided that KMJS is entitled to an equity payout based on the cash flow of the South Carolina site tied to the ESA along with any other sites that KMJS procured at a reasonable market multiple.

WHEREAS, from October 2022 through June 2023, the VCV Defendants have paid a total of Two Hundred and Twenty-Five Thousand and 00/100 Dollars ($225,000.00) to KMJS as and for a portion of its Profit Share pursuant to the Partnership Agreement.

WHEREAS, a dispute has arisen between the Parties regarding the value of the Profit Share to which KMJS is entitled from June 2023 through the present (the “Applicable Time Period”). Additionally, a dispute has arisen between the Parties as to whether the Partnership Agreement constitutes a partnership under Illinois law, or other applicable law. There is litigation currently pending between the Parties in the Circuit Court of Cook County, Illinois, County Department, Chancery Division under Case No. 2023CH09534 related to such disputes (the “Litigation”).

WHEREAS, in lieu of continuing to pursue costly litigation, the Parties have agreed to fully and amicably resolve this matter. To that end, the Parties have agreed that the VCV Defendants shall pay the sum of Three Hundred Thousand And 00/100 Dollars ($300,000.00) (the “Settlement Amount”) subject to a payment plan with respect to the Settlement Amount (the “Payment Plan”), as set forth hereinbelow, as a full and final settlement of the Partnership Agreement and Profit Share;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Recitals Incorporated. The recitals and paragraphs set forth above are hereby incorporated in full and made a part of this Settlement Agreement.

2. Consideration. In exchange for, and in consideration of the Parties promises as set forth herein, and contingent upon the Parties’ compliance with the terms of this Settlement Agreement:

a.  Payment Plan. The VCV Defendants agree to pay KMJS the Settlement Amount subject to the Payment Plan as set forth below:

i.	The VCV Defendants will pay to KMJS the sum of One Hundred Forty Thousand And 00/100 Dollars ($140,000.00) via wire transfer on or before December 31, 2024 pursuant to the wire instructions attached hereto as Exhibit “A”.

ii.	The VCV Defendants will pay to KMJS the sum of One Hundred Sixty Thousand And 00/100 Dollars ($160,000.00) via wire transfer on or before February 10, 2025 pursuant to the wire instructions attached hereto as Exhibit “A”.

iii.	The VCV Defendants must initiate all payments (hereinafter referred to collectively as “Payments” or individually as a “Payment”) not later than 5:00 p.m. Chicago time on the date it is due (hereinafter referred to collectively as “Payment Due Dates” or individually as a “Payment Due Date”).

iv.	On each Payment Due Date, the VCV Defendants will immediately forward written proof of the wire transfer to KMJS according to the Notice requirements as set forth in Section 17 herein.

v.	The VCV Defendants are allowed to prepay any portion of the Settlement Amount in whole or in part (each a “Prepayment”), provided that any such Prepayment must be made by wire transfer in accordance with the Payment Plan. Any partial Prepayment made hereunder will not postpone the Payment Due Date of any subsequent Payment Due Date and will not change the amount of any future Payment or the accrual of any applicable Default Interest (as defined below).

b. Joint and Several Liability. The VCV Defendants shall be jointly and severally liable for the Settlement Amount and any applicable remedies available under the terms of this Settlement Agreement. For the avoidance of doubt, the VCV Defendants include: (i) VCV DIGITAL GROUP, LLC, a Delaware limited liability company, (ii) VCV DIGITAL INFRASTRUCTURE ALPHA, LLC n/k/a TIGER CLOUD, LLC, a Delaware limited liability company, (iii) BPV POWER ALPHA, LLC, a Delaware limited liability company, (iv) BV POWER ALPHA, LLC, a Delaware limited liability company, and (v) JERRY TANG a//k/a YUAN TANG, an individual.

c.   No Admission as to Existence of Partnership. Nothing in the Litigation or this Settlement Agreement shall be construed as an admission by either Party as to the existence of a partnership between and among the Parties under Illinois law or any other applicable law.

d. Termination of Partnership Agreement. Upon the VCV Defendants’ payment in full in satisfaction of this Settlement Agreement, the Partnership Agreement between the Parties shall be terminated effective immediately.

e.   Indemnification. There have been no findings in the Litigation as to the existence of a partnership between the Parties under Illinois law or any applicable other law. Should it ever be determined at any time that a partnership exists under Illinois law or any other applicable law, and that KMJS its respective subsidiaries and affiliates, and its respective agents, attorneys, shareholders, officers, directors, members, managers, employees, successors and assigns, including John Skalla and Kevin Moore, are partners to the partnership, then the VCV Defendants and their respective subsidiaries and affiliates, and their respective agents, attorneys, shareholders, officers, directors, members, managers, employees, successors and assigns shall indemnify and hold KMJS and its respective subsidiaries and affiliates, and its respective agents, attorneys, shareholders, officers, directors, members, managers, employees, successors and assigns, including John Skalla and Kevin Moore, harmless from any liability associated with said partnership, including individual and tort liability.

3. Default. The VCV Defendants will be in default under this Settlement Agreement (“Default”) if VCV fails to make any Payment on the applicable Payment Due Date. In the event of Default, the full Settlement Amount shall immediately come due and owing, less any amounts already paid by the VCV Defendants, and subject to interest on the full amount of the Settlement Amount (“Default Interest”), which will accrue at a rate of Nine Percent (9.00%) per year beginning on the Effective Date and ending on the date in which the Settlement Amount is fully paid off (the “Payoff Date”) or through the date of entry of judgment, if any, whichever occurs earlier.

4. Court to Retain Jurisdiction. The Parties agree that the Circuit Court of Cook County, Illinois, County Department, Chancery Division (the “Court”) shall retain jurisdiction over the matters and claims within the Litigation and, further, shall retain jurisdiction to enforce this Settlement Agreement.

5. Dismissal of Litigation. Upon execution of this Settlement Agreement, the Parties shall submit an order dismissing the Litigation without prejudice and with the Court to retain jurisdiction to enforce the Settlement Agreement. Upon timely receipt of payment in full in satisfaction of this Settlement Agreement, the Parties will submit an agreed order dismissing the Litigation with prejudice.

6. Conditional Release. Provided that the VCV Defendants adhere to the Payment Plan and make the required Payments to KMJS in accordance with the terms and conditions as provided in Section 2 above, then KMJS, for itself, its respective subsidiaries and affiliates, and its respective agents, attorneys, shareholders, officers, directors, members, managers, employees, successors and assigns, including John Skalla and Kevin Moore, shall be deemed to have released the VCV Defendants and, as applicable, the VCV Defendants’ respective subsidiaries and affiliates, and their respective agents, attorneys, shareholders, officers, directors, members, managers, employees, successors and assigns from any liability for any claims related to the Partnership Agreement and the Litigation. Likewise, the VCV Defendants, for themselves and, as applicable, their respective subsidiaries and affiliates, and their respective agents, attorneys, shareholders, officers, directors, members, managers, employees, successors and assigns shall be deemed to have released any claims they may have against KMJS and, as applicable, KMJS’s respective subsidiaries and affiliates, and its respective agents, attorneys, shareholders, officers, directors, members, managers, employees, successors and assigns including John Skalla and Kevin Moore, from any liability for any claims related to the Partnership Agreement and the Litigation. The failure of the VCV Defendants to make the required Payments to KMJS as provided in Section 2 above renders this Conditional Release null and void, and KMJS may assert its claim to the Settlement Amount and all other applicable remedies as provided in this Settlement Agreement.

7. Entire and Exclusive Agreement. This Settlement Agreement, inclusive of Exhibit “A” which is incorporated herein, constitutes the entire agreement among the Parties with respect to the Partnership Agreement and Settlement Amount, and no provisions hereof may be omitted or modified except in writing signed by the Parties. No provision of this Settlement Agreement may be waived except in writing signed by the Party from whom such waiver is sought, and such waiver shall be effective only in the specific instance and for the specific purpose given.

8. Binding Agreement. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties as well as their respective successors and assigns.

9. Capacity and Authority. The Parties acknowledge that they have the capacity and authority to enter into this Settlement Agreement, and they are not aware of any third party that has rights that could affect the validity or legality of this Settlement Agreement.

10. Terms of Agreement Negotiated. This Settlement Agreement has been negotiated and drafted by all Parties and/or their representatives. BOTH KMJS AND THE VCV DEFENDANTS REPRESENT AND WARRANT THAT THEY HAVE READ AND UNDERSTAND THIS AGREEMENT AND HAVE CONSULTED OR HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY CONCERNING THE TERMS OF THIS AGREEMENT AND ITS LEGAL EFFECTS. As set forth below in Section 11, no rule of construction shall apply to this Settlement Agreement construing its provisions in favor or against any Party.

11. Interpretation. Should the provisions of this Settlement Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the same shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party who has or through his agent has prepared the same. It is agreed that the Parties have equally participated in the preparation of this Settlement Agreement.

12. Severability. If any part or parts of this Settlement Agreement are found to be void, or prohibited by, or unlawful or unenforceable under any applicable law, the remaining provisions of this Settlement Agreement shall nevertheless be binding with the same effect as though the voided parts were deleted.

13. Governing Law. This Settlement Agreement shall be governed by and construed under the laws of the State of Illinois and any dispute arising from or related to this Settlement Agreement shall be filed and litigated in Cook County, Illinois and that exclusive jurisdiction regarding this Settlement Agreement exists only in courts in Chicago, Cook County, Illinois, specifically the Law Division.

14. Attorneys’ Fees. Each Party shall bear their own attorneys’ fees and costs in association with this Settlement Agreement. If any of the Parties bring an action to enforce the terms of this Settlement Agreement, the non-prevailing party in such action shall be responsible to pay the prevailing Parties’ reasonable attorneys’ fees and costs.

15. Counterparts / Execution by Facsimile / Electronic Signatures. This Settlement Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed an original. Such counterparts shall together constitute and be one and the same instrument. The Parties agree that facsimile or electronic signatures shall have the same force and effect as original signatures.

16. Modification. Any modifications to this Settlement Agreement and its terms shall be memorialized in a writing signed by the Parties.

17. Notices. All notices or other communications pursuant to and in relation to this Settlement Agreement shall be in writing and shall be deemed to have been duly delivered pursuant to this Settlement Agreement, if delivered, via hand delivery or overnight courier to the Party at the following address (or at such other address as shall be designated by the Party hereto in writing):

If to KMJS:	Attn. Cory D. Anderson, Vaughn J. Richardson
Rock Fusco & Connelly, LLC
333 W. Wacker Drive, 19th Floor
Chicago, Illinois 60606
Tel: (312) 494-1000
Fax: (312) 494-1001
Email: canderson@rfclaw.com vrichardson@rfclaw.com

If to the VCV Defendants:	Attn. Paul T. Collins
Nelson Mullins
Meridian 17th Floor
1320 Main Street, Columbia, Sc 29201
Tel: (803) 255-9747
Fax: (803) 256-7500
Email: paul.collins@nelsonmullins.com

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Mutual Settlement and Release Settlement Agreement to be executed as of the date first written above.

KM JS ADVISORS, LLC
an Illinois Limited Liability Partnership

By:	/s/ Kevin Moore	By:	/s/ John Skalla
Name:	Kevin Moore	Name:	John Skalla
Title:	Principal	Name:	Principal
Date:	12/11/2024	Date:	12/11/2024

VCV DIGITAL GROUP, LLC, a Delaware limited liability company		VCV DIGITAL INFRASTRUCTURE ALPHA, LLC n/k/a TIGER CLOUD,LLC, a Delaware limited liability company

By:	/s/ Jerry Tang	By:	/s/ Jerry Tang
Name:	Jerry Tang	Name:	Jerry Tang
Title:	Manager	Title:	Manager
Date:	12/12/2024	Date:	12/12/2024

BPV POWER ALPHA, LLC, a Delaware limited liability company		BV POWER ALPHA, LLC, a Delaware limited liability company

By:	/s/ Jerry Tang	By:	/s/ Jerry Tang
Name:	Jerry Tang	Name:	Jerry Tang
Title:	Manager	Title:	Manager
Date:	12/12/2024	Date:	12/12/2024

JERRY TANG a/k/a YUAN TANG, an individual

By:	/s/ Jerry Tang
Name:	Jerry Tang
Date:	12/12/2024

EXHIBIT A

WIRE TRANSFER INSTRUCTIONS

Rock Fusco & Connelly LLC Client Trust Fund Account ROUTING NO.: 071925444

ACCOUNT NO.: 3805611052

WINTRUST BANK

231 South LaSalle Street, 2nd Floor Chicago, IL 60604